As filed with the Securities and Exchange Commission on August 30, 2012

Registration No. 333-156810

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

________________________

Post-effective Amendment No. 4 to

Form S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

________________________

NAVIDEA BIOPHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	31-1080091
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification Number)

________________________

425 Metro Place North, Suite 450

Dublin, Ohio 43017-1367

(614) 793-7500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

________________________

Brent L. Larson

Senior Vice President and Chief Financial Officer

Navidea Biopharmaceuticals, Inc.

425 Metro Place North, Suite 450

Dublin, Ohio 43017-1367

(614) 793-7500

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

________________________

Copies of Correspondence to:

William J. Kelly, Jr., Esq.

Brett P. Thornton, Esq.

Porter, Wright, Morris & Arthur LLP

41 South High Street, Suite 2800

Columbus, Ohio 43215-6194

(614) 227-2000

(614) 227-2100 (fax)

wjkelly@porterwright.com

________________________

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” and “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller
reporting company)

EXPLANATORY NOTE

Deregistration of Securities

Navidea Biopharmaceuticals, Inc. (which we refer to as the “Company,” “we,” or “us”) originally registered 11,500,000 shares of our common stock pursuant to a Registration Statement on Form S-1 (File No. 333-156810) filed January 20, 2009, as amended on September 18, 2009, and December 29, 2009, and as amended on Form S-3 on September 30, 2010, and subsequently declared effective by the Securities and Exchange Commission on October 4, 2010 (the “Registration Statement”), relating to the issuance of shares of our common stock in a transaction between us and Fusion Capital Fund II, LLC (“Fusion”), pursuant to the terms of the Common Stock Purchase Agreement, dated December 1, 2006, by and between Navidea Biopharmaceuticals, Inc. (formerly known as Neoprobe Corporation) and Fusion, as amended on December 24, 2008 (the “Purchase Agreement”).

Pursuant to this Post-effective Amendment No. 4 to the Registration Statement, we are seeking to deregister the 1,956,788 shares of our common stock that were registered pursuant to the Registration Statement and not issued to Fusion Capital under the Purchase Agreement. Therefore, in accordance with our undertaking contained in Part II of the Registration Statement, which requires that we remove from registration by means of a post-effective amendment any securities originally registered by the Registration Statement that remained unsold at the termination of the offering, we hereby respectfully request that the Securities and Exchange Commission remove from registration those shares of common stock that were registered pursuant to the Registration Statement and remain unissued thereunder. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such shares. As a result of this deregistration, no securities remain registered for sale pursuant to the Registration Statement.

Item 16. Exhibits

Exhibit Number	Exhibit Description

* 24.1	Power of Attorney

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this post-effective amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dublin, State of Ohio, on August 30, 2012.

NAVIDEA BIOPHARMACEUTICALS, INC.

/s/ Brent L. Larson
Brent L. Larson, Senior Vice President, Chief Financial
Officer, Treasurer and Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

* Mark J. Pykett	President, Chief Executive Officer	August 30, 2012
Mark J. Pykett, Ph.D.	and Director
(principal executive officer)

/s/ Brent L. Larson	Senior Vice President, Chief	August 30, 2012
Brent L. Larson	Financial Officer, Treasurer and
Secretary
(principal financial officer
and principal accounting officer)

* Gordon A. Troup	Chairman of the Board of	August 30, 2012
Gordon A. Troup	Directors

* Peter F. Drake	Director	August 30, 2012
Peter F. Drake, Ph.D.

* Brendan A. Ford	Director	August 30, 2012
Brendan A. Ford

Director
Jess E. Jones, M.D.

* Eric K. Rowinsky	Director	August 30, 2012
Eric K. Rowinsky, M.D.

* By:	/s/ Brent L. Larson
Brent L. Larson, attorney-in-fact for each
of the persons indicated

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